Securities and Exchange Commission
Washington, D.C. 20549

                                          Re:      The Davey Tree Expert Company
                                                      Commission File No. 0-11917
                                                      Section 16(a) Reports
                                                     Authorized Representatives

Ladies and Gentlemen:

The Davey Tree Expert Company (the "Company") is the issuer of securities registered under Section 12 of the Securities Exchange Act of 1934 (the "1934 Act").  The person signing his or her name below confirms, as of the date appearing opposite his or her signature, that each of the "Authorized Representatives" named below is authorized on his or her behalf to sign such statements (on Form 3, Form 4, Form 5, or otherwise) with respect to securities of the Company (the "Securities"), and to submit to the Securities and Exchange Commission such filings (including reports, notices, and other statements) with respect to the Securities, as are required by Section 16(a) of  the 1934 Act.  The person so signing also confirms the authority of each of the Authorized Representatives to do and perform, on his or her behalf, any and all acts and things with respect to the Securities requisite or necessary to assure compliance by the signing person with the filing requirements of Section 16(a) of the 1934 Act.  The authority confirmed herein shall remain in effect as to the person signing his name below until such time as the Commission shall receive from him or her a written communication terminating or modifying the authority.

Authorized Representatives

                  R. Douglas Cowan
                  David E. Adante
                  Joseph R. Paul
                  Rosemary T. Nicholas
                  Marjorie L. Conner

Date:   March 7, 2006                                                         By:  /s/ Howard D. Bowles
                               Howard D. Bowles